MarketWise Inc.

To the Shareholders of MarketWise, Inc.:

Since I last wrote, an unfortunate series of events has unfolded at a business unit within our company.

A former employee of one of our subsidiaries was criminally charged by federal prosecutors last month. According to the charges, from December 2019 through August 2021, Jon Mikula was surreptitiously receiving large payments for recommending low-quality stocks to subscribers of Palm Beach Venture, while claiming falsely that his work was independent.

This fraudulent scheme was first exposed in the fall of 2022, when the Securities and Exchange Commission brought civil charges against Mikula. By that time, Mikula had already been fired. In fact, Legacy Research promptly fired Mikula in the fall of 2021 when it learned that he had multiple SEC judgements against him.

I became aware of these facts only last month. I was out of the company (I wasn’t an employee or a board member from December 2020-September 2023) when these events first came to light. When I was informed about this matter, I expressed willingness to assist the U.S. Attorney’s Office prosecuting Mikula. I also terminated two additional employees because I did not believe that they did enough to prevent this situation from occurring. As a result of these painful circumstances, I additionally decided to wind down the entire operating group.

You may disagree with these actions, which may impact our company’s results this year. Just as important to me, these actions could cost employees their jobs, even though they may not be implicated in any wrongdoing.

I’m tempted to quote Buffett’s comments to Congress during the Salomon Brothers bid-rigging scandal of the early 1990s: “Lose money for the firm, and I will be understanding; lose a shred of reputation for the firm, and I will be ruthless.” But I have no desire to ever be ruthless toward innocent employees. I took these actions because the wrongdoing that’s alleged to have occurred at the company violated our single most important ethic. When we write to our subscribers about investments, they are depending on us to be independent, accurate, and thorough. It is very clear to me that Mikula and others did not meet those standards.

These actions, while costly and painful, were necessary to ensure our company can continue to move forward with its mission to serve investors faithfully. We will not tolerate anyone who betrays our customers.

I have definitive plans to move our company forward.

We are going to implement more stringent oversight of all financial products to make sure that not only do they meet our most basic test of being independent, but that they meet our high standards for being thorough and reliable. Great editorial products lead to higher conversion rates, higher upsell rates, and higher membership sales.

To grow our subscriber base, we will focus on acquiring other leading financial research products through sensible acquisitions while also launching new products internally.

To improve our marketing efficiency, we will develop new methods of fulfilling our content, methods that enable automated cross-selling driven by user preferences.

And to increase our ARPU (average revenue per user), we will innovate new means of reaching out to higher net worth customers, including through the development of a new marketing funnel and by increasing our entry-level prices substantially.

I believe we are very well positioned for growth. Prior to the unfortunate developments at Legacy Research, I was confident we would grow the business substantially this year. While I still believe that’s possible, it will certainly be more challenging than I anticipated in the short term. However, these painful steps were necessary to assure our reputation for only publishing independent, reliable, and high-quality financial research. That reputation is the foundation of our success.

Some of you have asked me to detail exactly what we’re going to do in terms of new technology, new products, new marketing agreements, etc. I’ll paraphrase the great Yogi Berra in reply: forecasts are difficult, especially about the future. As I see things, there are two kinds of CEOs. One kind makes a lot of promises about what can be accomplished. The other kind simply delivers great results. You can guess which kind of CEO I prefer.

My goal as the company’s CEO and chairman is to increase the per-share intrinsic value of our company, while constantly working to improve the quality of our products, which is our most effective economic “moat.”

I hope you’ll judge me by this standard.

Fourth Quarter 2023 GAAP Results

For the fourth quarter of 2023, MarketWise generated net income of $1.9 million on GAAP net revenue of $112.2 million. For full year 2023, MarketWise reported net income of $54.3 million on GAAP net revenue of $448.2 million.

This compares with last year’s fourth-quarter net income of $27.6 million on GAAP net revenue of $127.7 million. For full year 2022, we reported net income of $101.2 million on GAAP net revenue of $512.4 million.

Our paid subscriber file size was 737,000 as of December 31, 2023, compared with 841,000 as of December 31, 2022.

Additional Performance Measures

Our quarterly letters will always begin with our GAAP accounting results. These numbers are important and should form the basis of your evaluation of our company.

In addition to GAAP numbers, I think you should also consider the performance measures that I use to evaluate businesses like ours in our industry, which is based on billings. I’m not suggesting my model is superior to GAAP, but I believe my intrinsic-value model is useful to evaluate our subsidiaries and other potential acquisitions primarily because of the way GAAP accounting delays revenue recognition.

(In millions)	2018	2019	2020	2021	2022	2023

New "Marketing" Billings (1)	$192.6	$222.2	$450.0	$596.7	$333.6	$278.3
Net "Renewal" Billings (2)	70.4	70.3	90.1	121.2	120.3	96.8
Other (3)	17.5	17.6	8.7	12.0	5.6	7.4
Total Billings	$280.5	$310.1	$548.8	$729.9	$459.5	$382.4

(1) Includes billings from all new subscription sales to new and existing subscribers.
(2) Includes billings attributable to renewal and maintenance fee payments.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.

My model (above) is focused on “billings,” not “revenue.” Billings are the cash we receive when a customer buys a subscription. These cash receipts become “GAAP revenue” only after they’re earned over the life of a subscription. And because most of our subscriptions have multiple-year durations, this produces a “lag” between the company’s receipt of cash and its recognition of revenue.

Intrinsic Value

To estimate the intrinsic value of the company, I suggest using the three billings channels described above and ascribing a different multiple to each source.

Our Marketing Billings (initial subscription sales) produce modest profit margins (and in good years, immodest ones). In 2023, we produced $278.3 million in Marketing Billings. When evaluating businesses in our industry, I typically assign a conservative multiple to these initial subscriptions.

On the other hand, our Renewal Billings are higher margin and, when we are doing our jobs well, should always grow. Through the end of 2023, we produced $96.8 million in Renewal Billings. I believe few, if any, financial publishers can match our record of growing and sustaining renewals. When I evaluate companies in our industry, renewals are the most important factor.

Our “Other” channel is a mix, comprised mainly of low-margin conference revenue and high-margin advertising. Like our Marketing channel, these Other Billings fluctuate, depending on the performance of our advertising and marketing efforts. In 2023, our Other Billings totaled $7.4 million.

Finally, our cash and securities holdings are simple to value. After paying our special dividend in December 2023, we ended 2023 with $155.2 million in cash and liquid securities.

In addition to these three ways of considering our billings, it is important to also present a GAAP perspective of recurring revenue. The chart below shows the GAAP revenue we earned from our membership initiation fees plus ongoing annual maintenance fees. Specifically, membership initiation fees that we collect today are amortized over five years.

Looking at our business this way shows the GAAP accounting impact of upselling our customers into different memberships. In my view, this method of looking at the revenue side of our business is a useful measure of repeat revenue and our ability to upgrade and retain our customers. Additional information regarding disaggregation of GAAP revenues can be found in the footnotes to our financial statements.

Cash Management and Our Float

As I mentioned earlier, our company isn’t allowed to recognize its billings as revenue until after the fulfillment of our subscriptions.

In the meantime, we must hold the cash on our books in anticipation of recognizing the revenue and paying taxes (if any are due) on the resulting earnings.

We refer to this accumulation of cash on our balance sheet as our “float.” This is, in effect, a revolving account that increases or decreases based on the total value of our outstanding, yet-to-be fulfilled subscriptions. When we do a good job of growing the total value of our outstanding subscriptions, this pool of capital will grow. Conversely, if the value of our outstanding subscriptions declines, this pool of capital will decrease.

This is analogous to a well-run insurance company, whose excess premiums continually grow into a pool of capital that can be invested. Much like the float earned from insurance operations, the exact amount of our future obligations (taxes) and the timing of exactly when they will come due fluctuates based on our company’s results and changes to tax regulations. But we can give you an estimate of what our current float balance is today.

At the end of 2023, our estimated float was $120.5 million.

As I told you in my last letter, previous management hadn’t made any effort to sweep this cash into higher yielding accounts. The chart below shows our efforts to “sweep” the cash we were holding in subsidiaries (in non-interest-bearing or very low-interest-bearing accounts) into the holding company where it can be invested into interest bearing accounts. These efforts have begun to bear fruit with about $6 million worth of interest earned last year.

As of the end of 2023, we had $154.2 million in short-term accounts with an average yield of 4.5%.

So long as interest rates remain elevated, we believe investing our float in money-market instruments is a reasonable and prudent decision. We will continue to evaluate opportunities to maximize our return on assets, on a risk-adjusted basis, which could include investments in bonds, equities, or a combination of both. In any event, our primary goal will be capital preservation while earning a reasonable return on company assets.

Capital Allocation

Our primary use of capital is to invest in the growth of our existing business, so long as those investments can be made on terms that we believe will earn us a reasonable profit.

Our second preferred use of capital is to fund “bolt-on” acquisitions. These are high-quality businesses with products that are similar to those that we publish. If you have high-quality editorial, if your ethos fits with our customer-first philosophy, and if your paid file size is between 5,000 and 50,000 subscribers, we would love to sit down and talk about how becoming a partner at MarketWise might be the right thing for your customers and your employees. While we are sincerely interested in learning more about your business, please don’t reach out unless you have a firm (and realistic) price. We already have a great business; we aren’t going to haggle for yours.

Efforts to Improve Results

Our financial performance last year was unacceptable to me.

We continued to carry far too much overhead for far too long after the COVID bubble. We did not act fast enough to cut people and products that were not performing well. We allowed large investments in marketing that relied on “wishful thinking” instead of proven and tested metrics.
Here’s one example. In 2021, just one of our operating groups spent more on marketing than did our entire company in 2019. We had devolved from a financial research firm to a marketing firm.
There was, no doubt, a huge push in the company to drive revenue during the COVID boom. As one of our best publishers told me, candidly, about the most recent cycle: “We lived through one of the biggest, wildest asset manias in all of recorded history. Gamestop. SPACS. Crypto. Tech stocks. VC. It all went totally nuts.”
While it’s certainly true that demand for our products soared during 2020 and 2021, it’s also true a new ethos developed in the company. More and more employees found ways to be rewarded for revenues, not profits.
I believe this contributed to poor decisions around marketing spending. The outcome was vastly higher employee costs and much lower ARPU as our marketing skewed heavily into higher-volume, lower-priced subscription products.
I had long wondered how it was possible that the phalanx of lawyers who took over the company after I retired in December 2020 managed to eliminate our operating cash flow in just one year. For the first quarter of 2022, just one full year after I left the business, the company was earning essentially nothing. How was that possible? Ultra-aggressive marketing on behalf of low-cost products.
Most of the “old hands” in the company are well aware of how far we have fallen and what must be done to greatly improve results. They also know I will not tolerate mediocrity in our products or in our results. Their marching orders are explicit and clear: Grow your businesses and improve your margins. There will be no more excuses.
While we’re a long way from the kind of execution I expect, I’m pleased to tell you that our company is filled with extremely hard-working, diligent, and passionate folks – many of whom are brilliant. Likewise, the quality of most of our products and the value proposition we offer to subscribers is outstanding.
In all of the frank discussions I have had with our business leaders since I rejoined the company, there hasn’t been any disagreement about what must be done. Everyone in the company understands we must return to substantial growth in billings and we must cut our staffing levels.
Before the COVID-bubble, in 2019, our company was generating close to $300 million in total billings each year. We had a total paid subscriber count of around 526,000. To serve these customers, we employed 460 full time employees and spent just over $56 million in total salary and benefits. That’s a great business: we had one employee for every $670,000 in billings, which is roughly the same as a top-tier tech company.
Today, on the revenue side of the business, it is as though the COVID boom never happened: Our Total Billings for last year were $382 million. Meanwhile, at the start of last year, our staffing and our total overhead remained at close to peak levels and as a result our billings-per-employee ratio deteriorated significantly. However, by the end of the year and following our restructuring efforts, billings per employee had improved to roughly $650,000.
Our business is not broken. That’s why, last year, even in a challenging year, our operating groups sold well over half a million subscriptions, setting the stage for further growth in the years ahead.
My job as chairman and CEO is not to fix our company, but to refocus our team on execution.

In my first 30 days as CEO, we planned a major reduction in force across the company leading to the exit of more than 100 full-time employees and contractors. We likewise eliminated roughly 40 products, roughly 25% of all products. Roughly one third of the employee cuts came from headquarters, where we have, for example, eliminated the investor relations team, reduced human resources from 10 employees to 4, and reduced the accounting and finance team of 36 by nearly half.
In total, as a result of reduction in force initiatives, FTEs have declined from 732 as of December 31, 2022, to 584 as of December 31, 2023.
These cuts result in cost reductions of approximately $18 million on an annualized basis.
As with most major restructurings and reductions in force, there is a significant cost. Our results in the fourth quarter of 2023 include severance and related restructuring costs of approximately $18 million.
I recognize we cannot cut our way to prosperity. I know both our companywide restructuring and the decision to wind down Legacy Research will negatively impact our quarterly results, both in the fourth quarter and the first quarter.
Please know that I have done what I can to offset these restructuring expenses with additional revenue: I headlined both of our best-selling promotions in the fourth quarter, personally producing around $7 million in new billings. Like any self-respecting financial newsletter writer, I’ll quickly remind you that, on an annualized basis, my personal contributions to our top line were over $28 million, or about 7% of our Total Billings.
The Compensation Consultant
One anecdote may help illuminate the changes underway at our company.
Over the years, I’ve been highly critical of public companies that pay excessive compensation to their executives and spend shareholder money on consultants to provide legal cover for such abuses. So you can imagine my surprise when our new compensation committee explained that the old compensation committee had contracted with a compensation consultant to “advise” them on executive pay.
Our company’s new directors thought it would be…interesting…to invite me to the consultant’s presentation.
He was a fine young man from one of the most respectable of these firms. He helpfully explained his role – to make sure that our compensation policies would enable us to attract and retain the talented professionals our company needs. Our administrative assistant delivered copies of his very handsome materials – neatly colored, numbered, and helpfully collated.
I opened these documents and discovered I was entitled to between $3.5 million and $6.5 million for my services to the company each year! I asked the young man what his experience was in the financial publishing industry. He replied that he had none – what mattered, he assured me – was his unique ability to look at what other public companies pay their executives.
“But can’t anyone with a Bloomberg Terminal do the same thing… in seconds,” I asked? “Why would what Netflix pays its executives have any bearing whatsoever on what our executives should be paid?” (Yes, Netflix was one of the five companies he believed were comparable to MarketWise.)
I decided not to stay for the rest of the meeting. As far as I know, nobody in the room told him that my total annual compensation – including all benefits – is $1 a year. But you can be certain that my salary will never appear as one of the comparable salaries he shows to other public company boards.
I’ll repeat my claim: I may not be the best CEO in America, but I am certainly the best value.
New Partners

In addition to the expenses related to right-sizing the business, we also have made a major investment to elevate two of our most important operators.
Brian Hunt and Keith Kaplan were not yet shareholders (in a material way) at MarketWise, despite careers that span virtually the entire history of the company.
Mr. Hunt joined our firm by attending one of Steve Sjuggerud’s earliest conference appearances and volunteering to work for free in exchange for the opportunity to learn about investing from Steve. We took him up on the offer and over the years he’s done just about everything at our firm. Today, he leads one of our most important business units.
Mr. Kaplan worked in our software subsidiary for many years at its chief operating officer and, when the company was badly floundering, stepped up to become its CEO, eventually growing it into one of our very best businesses.
These executives have delivered tens of millions in profits to our shareholders over a combined 25 years in our business. It was an enormous failure of the previous management teams that these critical senior employees did not receive shares in MarketWise in exchange for their valuable, fully vested employment agreements in our go-public transaction. They negotiated with us in good faith to exchange those contracts for MarketWise shares and, because of the limited liquidity of our stock, some cash.
In these exchanges, Mr. Hunt and Mr. Kaplan voluntarily chose to give up what would have most likely been very large amounts of future cash compensation to become shareholders alongside us. Their leadership and selflessness are the cure for the cultural problems we’re overcoming at MarketWise.
Under my watch, we will pay handsomely for great talent that delivers great results. We will not, going forward, pay a single penny extra for failure.
In closing, I want to reassure our shareholders that I believe we own a very good business that will perform well over time. The secret to this business lies in serving our customers well. When we do that, the lifetime value of those relationships can far exceed their acquisition costs and their fulfillment expenses.
If you look carefully at our results, you’ll see something that gives me confidence in our future. While it’s true that our Total Billings have returned to pre-COVID levels, our Renewal Billings have grown substantially. Our 2023 Renewal Billings were $96.8 million this year, while in 2019 they were only $70.3 million. Thus, as we work hard to return to billings growth in 2024, I believe the underlying financial stability of our company has been materially improved.
If you have questions or concerns about the company, you can ask me directly: porterstansberrydirect@marketwise.com. I don’t promise to reply directly because of financial disclosure regulations, but I will address questions in these quarterly letters.

We received a good question last quarter:

“I was surprised to see that several sites list a market cap of $71MM (40MM shares) while you indicate you own 60MM plus shares. Even Stansberry’s own funds score system is not clear on the basics such as share count and financial metrics. Not even a Stansberry score for the company that owns Stansberry.”

The reason many databases (and apparently even our own at Stansberry Research) so badly misjudge our company’s market capitalization is because they seem to only recognize (and thus only count) our company’s freely tradable A-shares.

The facts, however, are made clear in our public filings. Our company’s capital structure is split between the publicly traded A-shares (36.4 million outstanding as of December 31, 2023) and the privately held B-shares (roughly 288 million outstanding as of December 31, 2023).

This two-share class arrangement with a limited number of A-shares exists, in part, because our company’s merger with Ascendant Digital Acquisition Corp. in July of 2021 did not go as planned. We had planned to sell Ascendant roughly 40 million A-shares, in exchange for the cash (roughly $400 million) it held on its balance sheet. At the same time, we separately arranged to sell 15 million shares to other, outside investors at an identical price ($10).

But while the deal to sell the 15 million shares to outside investors went as planned, the deal to sell 40 million shares to Ascendant did not. Most of its shareholders (around 94%) executed their right to redeem their shares for cash, rather than participating in the merger.

These odd circumstances became more common in the latter half of 2021. We, unfortunately, were one of the first SPAC deals to see such high redemptions.

If everything had gone as planned, we would have had something like 64 million shares outstanding and created a more liquid market for our stock. Instead, because the SPAC’s shareholders redeemed nearly all their shares, we only sold about 18 million shares. Even more shocking, we issued approximately 7 million shares to the SPAC sponsors, paid the full costs of the deal, and awarded the equivalent of about 23 million shares to employees and service providers. You might wonder why on earth we gave away share equivalents nearly equal to the number of shares that we issued. I wasn’t on the board at the time. And yes, I think that’s outrageous.

As a result of this “merger” and because our company was previously owned only by a small group of partners, most of the company’s shares remain privately owned (B-shares). B-share owners have the right to exchange their B-shares for A-shares, so that they can be traded.

While creating a liquid market for our stock was an important goal of our merger with Ascendant Digital Acquisition Corp., creating a liquid market for our shares today is not a primary goal of our company. As disclosed in the Risk Factors of our 10-K, a large majority of our shares (more than 70%) are held by the original partners of the business, including your chairman, who is the largest individual shareholder. This situation – a publicly traded company with a very large group of insider owners – could, theoretically, lead to conflicts between holders of A-shares and holders of B-shares. That’s why we have independent board members and that’s why I strive to provide both complete financial disclosures and the context necessary to understand these disclosures in my letters. My goal is to make sure that all shareholders have enough information to derive an accurate range of the company’s intrinsic value.

Thanks for asking a great question. And I look forward to answering more shareholders’ questions in these letters.